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                                                                 Exhibit 10.23

                   SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") dated this 29th day of January, 2001 by and between Brian Cowley ("Employee") and LookSmart, Ltd. ("LookSmart").

WHEREAS, Employee has been employed by LookSmart and that employment relationship is being terminated as set forth below; and

WHEREAS, LookSmart and Employee desire to enter into certain agreements with regard to termination of that employment relationship to resolve without controversy any and all issues relating to Employee's employment with LookSmart and to resolve any and all known or unknown claims between them, without either party admitting any liability or fault.

THE PARTIES THEREFORE HEREBY AGREE AND PROMISE in consideration of the terms and conditions contained in this Agreement as follows:

1.   Employee's employment with LookSmart shall end effective April 1, 2001.

2. On or before January 29, 2001, Employee agrees to return to LookSmart all keys, access cards, and other means of acquiring access to the LookSmart premises, and return any equipment in his possession or control that is owned by LookSmart except for the laptop computer assigned to him which may be kept and used through April 1, 2001. Further, Employee agrees to provide services as needed to the Company to ensure a smooth transition of his duties to his replacement, as described in Exhibit A attached hereto.

3. All payments to Employee described in this Paragraph 3 shall be subject to normal withholdings for income and FICA taxes and SDI. Any further tax liability shall be the sole responsibility of Employee. In full consideration of Employee signing this Agreement, returning any LookSmart property, Employee's representations herein, and other terms and conditions of this Agreement, after Employee delivers to LookSmart an executed copy of this Agreement and so long as Employee has not exercised his right of revocation as described in Paragraph 14 of this Agreement, LookSmart agrees to:

          (a) Continue Employee's employment at full salary until April 1, 2001, at which time a final paycheck will be issued that includes payment for all accrued, but unused, vacation and holiday time;

          (b) Pay Employee $56,250 (equivalent to an additional 3 months' salary) in a lump sum on or as soon as practical after April 1, 2001, net of a deduction for the market value of the company-owned laptop computer mentioned in Paragraph 2, the ownership of which will be transferred to Employee at that time;

          (c) Continue the vesting of Employee's stock options granted pursuant to his
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               Stock Option Agreement with LookSmart dated December 18, 1997 for three additional months until April 1, 2001;

          (d) Ensure that eligible reimbursable expenses submitted prior to April 1, 2001 are paid to Employee.

4. If LookSmart receives any requests for information about Employee's employment with LookSmart, the response provided will indicate only the dates of Employee's employment with LookSmart, the positions held by him, and the nature of his responsibilities in his positions. Employee shall be responsible for directing any person making such inquiries to call LookSmart's Vice President of Finance & Administration. Employee agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

5. In exchange for the commitments of LookSmart expressed herein, and because these benefits go beyond what employees are entitled to under LookSmart's policies, Employee unconditionally releases forever LookSmart and each of its stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, affiliates and all persons acting by, through, under or in concert with any of them (collectively referred to as "Releasees"), from any and all claims, including attorneys' fees, complaints, liabilities, obligations, damages, actions of any nature, known or unknown, suspected or unsuspected, that he ever had or now has relating in any way to his employment relationship or the termination of his employment relationship with LookSmart. Without limiting the foregoing, Employee agrees to waive and release any and all claims based on bonus plans or agreements that may exist between Employee and LookSmart, and local, state and federal age, sex, race, color, national origin, marital status, religion, physical handicap, mental condition, or mental handicap discrimination laws, including but not limited to the Age Discrimination in Employment Act, Title VII, the Equal Pay Act, Employment Retirement Income Security Act, Americans with Disabilities Act or the California Fair Employment and Housing Act, whether such claim be based upon an action filed by Employee or by a governmental agency.

6. The parties agree that amounts paid by LookSmart under this Agreement, and the obligations specified in this Agreement represent adequate consideration for the settlement and a full and complete release and discharge of the Releasees. Employee expressly acknowledges that in the event any injury, loss or damage is or has been sustained by Employee which he does not now know or suspect, or in the event that the loss or damage now known has future or present consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties released by it, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences. Employee represents that he

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has read and been fully advised of the contents of section 1542 of the Civil
Code of California which states:

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          A general release does not extend to claims which
          the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to his must have materially affected his settlement with the debtor,

and Employee hereby expressly waives any and all rights and benefits of said section and any similar law.

7.   Employee represents the following:

     (a) He has not initiated any claims regarding LookSmart or the Releasees, in any court or with any state or federal agency; that he will refrain from bringing any claims against LookSmart or the Releasees in the future with respect to matters released by Paragraph 6 above.

     (b) He has not assigned, transferred or purported to assign or transfer to any third party any claim against the parties released by this Agreement.

     (c) He has been given the opportunity to, and has sought legal counsel concerning the terms of his separation of employment from LookSmart, and the terms of this Agreement, so that terms of this Agreement are contractual and not by way of recital, and that he signs the Agreement as his own free act.

     (d) Employee agrees he will not directly or indirectly make any disparaging remarks about LookSmart, its affiliates or any of their directors, officers, employees, or agents.

8. The terms of this Agreement, the fact that it has been entered into, and all elements of negotiations relating thereto, shall be treated as confidential by both parties. Employee shall not inform any person other than a spouse of the terms and provisions of this Agreement. LookSmart shall not release the terms of this Agreement to any person other than those who need to know of them in order to carry out the responsibilities of their jobs, provided, however, that LookSmart shall be able to disclose the terms of this Agreement if requested to do so by a regulatory agency, and Employee shall be able to disclose the terms of this Agreement to his professional advisors on a need to know basis, although they shall agree to keep the terms of this Agreement confidential prior to any such disclosure.

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9.   Employee agrees to reexecute a copy of this Agreement (attached hereto as
Exhibit B) on April 1, 2001. Employee's failure to reexecute the Agreement on that date shall constitute a material breach of this Agreement.

10. The parties agree that any controversy or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in San Francisco, California before an arbitrator employed by the American Arbitration Association ("AAA") or by such other single arbitrator as the parties may select and pursuant to the Arbitration Rules set forth in the California Code of Civil Procedure, Section 1280, et seq., including Section 1283.05. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. The aggrieved party shall serve written demand for arbitration on the other party and the American Arbitration Association within thirty (30) days after the dispute arises. Failure to serve a demand for arbitration within such thirty-day time period shall be deemed a waiver of the aggrieved party's claim. Judgment on any award entered by an arbitrator in connection with this Agreement may be entered by any court having jurisdiction. If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party shall be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including without limitation reasonable attorneys' fees and expenses.

11. The terms set forth in this Agreement are a complete and final expression of Employee's and LookSmart's agreement with respect to such terms, and may not be contradicted by evidence of any prior agreement, or any contemporaneous agreement, and may not be explained or supplemented by evidence of additional terms. The parties further agree that this Agreement may be modified only in a writing, signed by both parties, and that this requirement of a writing cannot be waived by any party. In the event that any term or provisions of this Agreement shall be found to be null and void, the remaining terms shall continue to have full force and effect.

12. This Agreement and all if its provisions shall be binding upon, and inure to the benefit of any successors, assigns, personal representatives or heirs of the parties thereto.

13. Employee acknowledges that LookSmart possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to LookSmart (including, without limitation, information created, discovered, developed or made known by Employee during the period of or arising out of his employment by LookSmart), or in which property rights have been assigned or otherwise conveyed to LookSmart, which information has commercial value in the business in which LookSmart is engaged. All such information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes processes, formulas, codes, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, contracts and customer and supplier lists.

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In consideration of the compensation received by Employee from LookSmart and the covenants contained in this Agreement, Employee agrees as follows:

     (a) All Proprietary Information is and shall continue to be the sole property of LookSmart and its assigns, and LookSmart and its assigns are and shall continue to be the sole owner of all rights in connection therewith. Employee will keep in strictest confidence and trust all Proprietary Information and will not use or disclose and Proprietary Information without the written consent of LookSmart.

     (b) All documents, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Employee by LookSmart or produced by Employee or others in connection with his employment with LookSmart shall be and remain the sole property of LookSmart. Employee has returned to LookSmart all documents, notes, drawings, specifications, programs, data, customer lists and other materials of any nature pertaining to his work with LookSmart, including any copies of such materials, and Employee will not use any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

14. The obligations of release, secrecy and confidentiality contained in this Agreement shall continue to exist in perpetuity, or as long as permitted by law and these obligations shall survive any termination of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT AND THE CONSEQUENCES OF SIGNING IT. YOU HAVE FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT.

THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL SEVEN (7) DAYS AFTER THE DATE EMPLOYEE SIGNS THIS AGREEMENT. DURING THAT SEVEN (7) DAY PERIOD EMPLOYEE MAY REVOKE THIS AGREEMENT. ANY SUCH REVOCATION MUST BE IN WRITING AND PERSONALLY DELIVERED TO LOOKSMART'S VICE PRESIDENT OF FINANCE & ADMINISTRATION WITHIN THAT SEVEN (7) DAY PERIOD. Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, including his release of LookSmart and the parties mentioned in Paragraph 5 from any and all claims he may have against them and understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) that may arise after the date this Agreement is executed are not waived. Employee acknowledges that he was advised, is hereby advised and has had the opportunity to

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review this Separation Agreement and General Release carefully with an attorney of his choice prior to its execution, and that he knowingly and voluntarily agrees to and intends to be legally bound by all of the terms of this Agreement.

LOOKSMART, LTD.                                       BRIAN COWLEY


/s/ Martha P. Clark                                   /s/ Brian Cowley
---------------------------------------               ---------------------------------------
Signature                                             Signature

By:  Martha P. Clark
     Vice President, Finance & Administration

Date: January 29, 2001                                Date: January 29, 2001

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